EXHIBIT 99.1

Cleco Corporation
2030 Donahue Ferry Road
PO Box 5000
Pineville, LA 71361-5000
Tel 318 484-7400
www.cleco.com

News Release
[Cleco Logo]
Investor Contacts:
Cleco Corporation:	Analyst Inquiries:	Media Contact:
Kathleen F. Nolen	Dresner Companies	Cleco Corporation
(318) 484-7687	Kristine Walczak	Michael Burns
Rodney J. Hamilton	(312) 726-3600	(318) 484-7663
(318) 484-7593

For Immediate Release

Cleco Corp. 2002 Earnings Total $1.47 per share

Weather Boosts Utility Sales

Two New Wholesale Plants Begin Operations

Costs to Streamline Organization Total $0.13 per share

PINEVILLE, La., Jan. 28, 2003 - Cleco Corp. (NYSE, PCX: CNL) announced today it earned $1.47 per diluted share in 2002, equal to the $1.47 recorded in 2001. Included in 2002's earnings was a charge of $0.13 per share related to a fourth-quarter organizational restructuring.

Fourth quarter 2002 earnings totaled $0.06 per diluted share, down from $0.33 per diluted share reported in the last quarter of 2001. Fourth-quarter charges for 2002 included $0.13 per share of organizational restructuring costs, an asset impairment charge totaling $0.05 per share, a deferred income tax adjustment of $0.05 per share, and a $0.09 per share correction in fuel transportation charges. By comparison, Cleco benefited $0.18 per share in the last quarter of 2001 from the recognition of the recovery of past fuel-related costs.
	Diluted Earnings per Share
	Three Months Ended Dec. 31,
Subsidiary	2002	2001
Cleco Power LLC	$0.24	$0.36
Cleco Midstream Resources LLC	(0.14)	(0.01)
Corporate and Other	(0.04)	(0.03)
Earnings from continuing operations	$0.06	$0.32
Discontinued operations	--	0.01
Earnings applicable to common stock	$0.06	$0.33
	====	====

News Release

	Diluted Earnings per Share
	Twelve Months Ended Dec. 31,
Subsidiary	2002	2001
Cleco Power LLC	$1.25	$1.27
Cleco Midstream Resources LLC	0.31	0.31
Corporate and Other	(0.09)	(0.07)
Earnings from continuing operations	$1.47	$1.51
Discontinued operations	--	(0.04)
Earnings applicable to common stock	$1.47	$1.47
	====	====

2002 Commentary:

"We have a lot to be proud of in 2002," Cleco President and CEO David Eppler said, "including solid utility results, and the new Acadia and Perryville generating units, which are up and running and earning revenue under tolling agreements. And we once again proved our commitment to our customers by quickly restoring power after the devastation of Hurricane Lili. In fact, that tremendous effort earned our employees the prestigious annual Edison Electric Institute's Emergency Response Award.

"At the same time, 2002 brought its challenges for Cleco," Eppler said. "During the year we watched the credit profiles of our tolling counterparties deteriorate, we found that we were not immune to the risks of commodity trading after discovering that employees had executed some inappropriate trades, and we were faced with an impairment charge at our Cleco Energy subsidiary.

"But true to our corporate philosophy, we met these challenges head-on, determined to resolve any past issues and minimize future risks. We also concluded a new marketplace demanded a new organization, so we completed the painful process of eliminating 11 percent of our work force."

Detailed Financial Results for the Quarter:

Major Reconciling Items for Fourth-Quarter EPS 2002 vs. 2001:
$0.33	2001 Fourth-Quarter Diluted EPS
0.05	Higher Cleco Power nonfuel revenue
0.12	Lower Cleco Power nonfuel expenses
(0.19)	Cleco Power fuel adjustment - primarily the fourth quarter 2001 recognition of recovery of previously uncollected fuel costs
(0.10)	Cleco Power restructuring charge
0.10	Higher contribution from Cleco Midstream generating projects
(0.02)	Lower Cleco Midstream marketing and trading contribution
0.01	Lower Cleco Midstream expenses
(0.05)	Deferred income tax adjustment related to Cleco Midstream
(0.05)	Asset value impairment related to Cleco Midstream production properties
(0.09)	Cleco Midstream -- correction of fuel transportation charges
(0.03)	Cleco Midstream restructuring charge
(0.01)	Other, net
0.07
(0.01)	No recorded gains from UTS
$0.06	2002 Fourth-Quarter Diluted EPS
====

News Release

Cleco Power LLC

Cleco Power posted 2002 fourth-quarter earnings $0.12 per share lower than the same period in 2001.

Nonfuel revenue increased by about $0.05 per share in the quarter-to-quarter comparison to the prior year. Broken down, kilowatt-hour sales increased revenue $0.05 per share, and transmission and miscellaneous revenue rose $0.02 per share. Additional wholesale revenue and the fourth quarter's colder weather increased kilowatt-hour sales by 10 percent compared to the fourth quarter of 2001, when weather was relatively mild. These increases were partially offset by $0.02 per share in lower trading revenue.

Expenses were down $0.12 per share in the last quarter of 2002 versus the same period in 2001 primarily because of lower administrative costs and the earnings impact of a change in vacation accrual policy, which contributed $0.06 per share. Hurricane Lili restoration costs that would have otherwise been charged to 2002 expense were not recognized in fourth quarter 2002. Instead, the costs were deferred and will be recognized over a six-year period in accordance with Louisiana Public Service Commission (LPSC) authorization.

Charges for organizational restructuring totaled $0.10 per share for Cleco Power in the fourth quarter of 2002. Additionally, net fuel adjustment related items for the fourth quarter of 2002 were $0.19 per share lower than in the similar prior-year period, primarily because of the recognition in the last quarter of 2001 of the recovery of fuel-related costs not previously collected from utility customers.

Cleco Midstream Resources LLC

Cleco Midstream posted a $0.14 per share net loss for the fourth quarter of 2002. It lost $0.01 per share in the same period of 2001.

The earnings contribution from the Cleco Midstream wholesale generating fleet was $0.10 per share higher than in the last quarter of 2001, primarily because the Acadia and Perryville facilities began commercial operations in mid-2002. Cleco Midstream's administrative and development expenses were $0.01 per share lower in quarter-to-quarter comparisons.

Partially offsetting those positive variances was a $0.02 per share decrease in trading contributions primarily caused by the company's decision to exit the speculative trading business.

In addition, there were four charges recorded during the final quarter of 2002. Organizational restructuring charges for Cleco Midstream totaled $0.03 per share. As a result of a review of accumulated deferred income taxes, a charge of $0.05 per share was recorded to reflect a deferred income tax adjustment at Cleco Energy. A charge of $0.05 was recorded to reflect the impairment of Cleco Energy oil and gas production properties, based on a recent reserve analysis. A fourth charge totaling $0.09 per share was recorded to correct Cleco Energy fuel transportation charges previously billed to Cleco Power. Those transportation charges were cost-of-service based, but the company recently discovered that unit rates had not been adjusted for fluctuations in gas volumes.

Other

Higher administrative costs drove corporate and other expenses $0.01 per share higher in fourth quarter 2002 than in fourth quarter 2001. Additionally, a gain of $0.01 per share was recognized from the UTS LLC disposal during the last months of 2001. Substantially all of the assets of UTS LLC were sold on March 31, 2001, and the subsidiary had no impact on 2002 earnings.

News Release

Detailed Financial Results for Year 2002:

Major Reconciling Items for Year 2002 vs. 2001:
$1.47	2001 Diluted EPS
0.17	Higher Cleco Power nonfuel revenue
0.15	Lower Cleco Power nonfuel expenses
(0.21)	Cleco Power fuel adjustment - primarily the 2001 recognition of recovery of previously uncollected fuel costs
(0.10)	Cleco Power restructuring charge
(0.03)	Share dilution from May 2002 common stock issuance
0.27	Higher contribution from Cleco Midstream generating projects
0.01	Lower Cleco Midstream expenses
(0.06)	Lower Cleco Midstream marketing and trading contribution
(0.05)	Deferred income tax adjustment at Cleco Midstream
(0.05)	Asset value impairment related to Cleco Midstream production properties
(0.09)	Cleco Midstream -- correction of fuel transportation charges
(0.03)	Cleco Midstream restructuring charge
(0.02)	Other, net
1.43
0.04	No recorded losses from UTS
$1.47	2002 Diluted EPS
====

Cleco Power LLC

Cleco Power's 2002 earnings were $1.25 per share, $0.02 per share lower than 2001.

Higher nonfuel-related revenue increased earnings by $0.17 per share from 2001 to 2002. Revenue from kilowatt-hour sales increased earnings about $0.22 per share. New contracts with two wholesale customers accounted for $0.08 per share of the increase, while the remaining $0.14 per share was largely a result of customer growth and higher usage caused by strong weather. Sales for 2002 were up 8 percent, reflecting stronger cooling and heating seasons than experienced in 2001.

The increase in sales revenue over 2001 was partially offset by both a $0.03 per share decrease in contributions from trading activities and a $0.02 per share drop in transmission and miscellaneous revenue.

Expenses for 2002 were down $0.15 per share from 2001 because of lower administrative costs and the earnings impact of a change in vacation accrual policy, which contributed $0.09 per share. Hurricane Lili restoration costs that would have otherwise been charged to 2002 expense were not recognized in 2002. The costs were instead deferred and will be recognized over a six-year period in accordance with LPSC authorization.

Charges for Cleco Power's 2002 organizational restructuring totaled $0.10 per share. Additionally, net fuel adjustment related items for 2002 were $0.21 per share lower, primarily because of the recognition in 2001 of the recovery of fuel-related costs not previously collected from utility customers. The May 2002 issuance of 2 million shares of common stock had an approximate $0.03 per share dilutive effect between 2002 and 2001.

News Release

Cleco Midstream Resources LLC

Cleco Midstream posted 2002 earnings of $0.31 per share, equal to 2001 levels.

The earnings contribution from the Midstream wholesale generating fleet was $0.27 per share higher in 2002 than in 2001, primarily because the Acadia and Perryville facilities began operating in mid-2002. Cleco Midstream's administrative and development expenses were $0.01 per share lower than in 2001.

Partially offsetting the revenue increase was $0.06 per share in lower contributions from marketing and trading activities, largely due to the company's decision to exit the speculative trading business.

In addition, there were four charges recorded during 2002. Organizational restructuring charges for Cleco Midstream totaled $0.03 per share. A charge of $0.05 per share was recorded to reflect a deferred income tax adjustment related to Cleco Energy, and a $0.05 per share charge was recorded to reflect the impairment of Cleco Energy oil and gas production properties. A fourth charge totaling $0.09 per share was recorded to correct Cleco Energy fuel transportation charges previously billed to Cleco Power.

Other

Corporate and other expenses increased $0.02 per share over 2001 because of higher administrative costs. A loss of $0.04 per share was recognized from the disposal of UTS LLC during 2001. Substantially all of the assets of UTS LLC were sold on March 31, 2001, and the subsidiary had no impact on 2002 earnings.

Strategic Outlook:

"Given the current state of the industry, our goals over the next five years focus on capturing the value in the business we've built," Eppler said.

Cleco's primary goals are to:
* Maintain the utility's superior record of customer service and reliability;
* Extract value from existing wholesale generating assets, and reduce associated risks;
* Reinforce the balance sheet and investment-grade rating; and
* Position the company for long-term opportunities.

"We'll continue talking with our counterparties to explore ways to reduce the risks of, and extract value from, our tolling agreements and wholesale generating assets. On the utility front, we'll be requesting bids from the market to provide power to our customers starting in 2005. And we are working to resolve any remaining issues on trading and affiliate improprieties as soon as possible.

"We have a number of strengths to draw on," Eppler said. "Our utility's record of service and reliability is one of the best in the country. There is certainly risk associated with our Midstream tolling agreements, but we own new, state-of-the art, efficient generating plants, and power is a commodity that will continue to be in demand. Although our corporate debt leverage is higher than we'd like, cash flow from our wholesale plants is being used to pay down debt, and our liquidity is adequate into 2004 without having to access the capital markets unless we choose to do so.

"In terms of earnings guidance," Eppler said, "we see the earnings potential for Cleco Power to be in the range of $1.00 to $1.10 during 2003 and 2004, assuming normal weather. That's down somewhat from 2002, since last year's sales were driven by very strong weather, and certain expenses were unusually low. We expect cost pressures in 2003 to include increases in power capacity costs, insurance premiums, pension and 401(k) costs, interest expense, depreciation expense and property taxes.

News Release

"For forecast purposes we assume the continuation of all four tolling agreements and continued performance by our counterparties. Acadia is targeted to contribute about $0.20 per share in an average year, and Perryville's average target is about $0.30 per share. Perryville's ongoing target is higher than we had projected in January 2002 because we acquired the other half of that facility during June 2002, and we've refined estimates of operating expenses now that we have some operating history on that facility. Evangeline is expected to continue to contribute about $0.30 per share on average, except in 2003, when major maintenance expenses are expected to reduce its earnings potential to about $0.25 per share.

"If expenses at the corporate and Midstream holding companies are assumed to reduce earnings about $0.10 per share each year, then total corporate earnings targets for 2003 would be in the range of $1.65 to $1.75 per share, and 2004 targets would be $1.70 to $1.80 per share. If and when one or more of the tolling agreements are altered in any way, naturally, that would affect these targets, and we will update our earnings guidance accordingly."

Cleco management will discuss the company's 2002 fourth-quarter and annual results during a conference call scheduled for 11 a.m. EST (10 a.m. CST) Wednesday, Jan. 29, 2003. The call will be broadcast live on the Internet, and replays will be available for 90 days. Investors may access the webcast at http://www.shareholder.com/cnl.

Cleco's businesses referred to in this news release are:
Cleco Power LLC
Cleco Midstream Resources LLC
UTS LLC (formerly known as Utility Construction & Technology Solutions LLC)
Other (Cleco Corporation; Cleco Support Group LLC, Cleco Innovations LLC; CLE Resources, Inc.)

Cleco Corp. is a regional energy services company headquartered in Pineville, La. It operates a regulated electric utility company that serves more than 250,000 customers across Louisiana. Cleco also operates a wholesale energy business that has approximately 2,100 megawatts of generating capacity. For more information about Cleco, visit www.cleco.com.

Financial tables follow:

News Release

CLECO CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
(unaudited)

Three Months Ended December 31	2002	2001

Operating REVENUE
Electric operations	$132,138	$105,053
Tolling operations	23,994	11,222
Energy trading, net (1)	664	1,928
Energy operations	9,275	7,759
Other operations	8,969	7,296

Gross Operating Revenue	175,040	133,258
Electric customer credits	(1,325)	(1,000)

Total Operating Revenue	173,715	132,258

OPERATING EXPENSES
Fuel used for electric generation	37,931	9,997
Power purchased for utility customers	35,734	26,922
Purchases for energy operations	7,943	5,937
Operations and maintenance	29,997	36,188
Depreciation	20,756	15,057
Restructuring charge	10,164	-
Taxes other than income taxes	8,793	8,922
Total Operating Expenses	151,318	103,023

OPERATING INCOME	22,397	29,235
Interest expense and AFUDC, net	19,529	14,214
Impairment of asset	3,587	-
Other (income) expenses, net	(8,408)	(7,174)

NET INCOME FROM CONTINUING OPERATIONS BEFORE
INCOME TAXES AND PREFERRED DIVIDENDS	7,689	22,195
Federal and state income tax expense	4,508	7,213

Net income from continuing operations	3,181	14,982

Discontinued operations
Loss from disposal of segment, net of income taxes	-	(433)

Total discontinued operations	-	(433)

Net income before preferred dividends	3,181	15,415
Preferred dividend requirements, net	468	471

Net income applicable to common stock	$2,713	$14,944
	==========================
Earnings per share
Basic
Net income from continuing operations	$0.06	$0.32
Discontinued operations	$-	$0.01
Net income applicable to common stock	$0.06	$0.33
Diluted
Net income from continuing operations	$0.06	$0.32
Discontinued operations	$-	$0.01
Net income applicable to common stock	$0.06	$0.33
Average number of shares outstanding
Basic	47,033,461	44,978,069
Diluted	49,486,816	47,625,996
Cash dividends paid per share of common stock	$0.225	$0.22

(1) Cleco Corporation adopted Issue 1 of EITF No. 02-3. Issue 1 requires that all gains and losses from energy trading contracts, as defined in EITF No. 98-10, be reported on the income statement on a net basis. The netting requirement reduces Cleco's gross revenue and expenses reported in the statements of income prepared after the effective date of July 15, 2002. Prior period amounts have been reclassified in order to be consistent with current reporting requirements.

News Release

CLECO CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
(unaudited)

Twelve Months Ended December 31	2002	2001

OPERATING REVENUE
Electric operations	$568,102	$592,253
Tolling operations	90,260	60,522
Energy trading, net (1)	1,675	7,049
Energy operations	30,081	58,659
Other operations	34,006	32,076

Gross Operating Revenue	724,124	750,559
Electric customer credits	(2,900)	(1,800)

Total Operating Revenue	721,224	748,759

OPERATING EXPENSES
Fuel used for electric generation	143,733	182,384
Power purchased for utility customers	150,400	139,939
Purchases for energy operations	25,317	48,314
Operations and maintenance	123,058	119,529
Depreciation	69,157	60,433
Restructuring charge	10,164	-
Taxes other than income taxes	38,812	37,966

Total Operating Expenses	560,641	588,565

OPERATING INCOME	160,583	160,194
Interest expense and AFUDC, net	60,609	58,347
Impairment of asset	3,587	-
Other (income) expenses, net	(17,731)	(8,782)

NET INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND PREFERRED
DIVIDENDS	114,118	110,629
Federal and state income tax expense	42,243	38,356

Net income from continuing operations	71,875	72,273

Discontinued operations
Loss from disposal of segment, net of income taxes	-	2,035

Total discontinued operations	-	2,035

Net income before preferred dividends	71,875	70,238
Preferred dividend requirements, net	1,872	1,876
Net income applicable to common stock	$70,003	$68,362
	=========================
Earnings per share
Basic
Net income from continuing operations	$1.51	$1.56
Discontinued operations	$-	$(0.04)
Net income applicable to common stock	$1.51	$1.52
Diluted
Net income from continuing operations	$1.47	$1.51
Discontinued operations	$-	$(0.04)
Net income applicable to common stock	$1.47	$1.47
Average number of shares outstanding
Basic	46,245,104	45,000,955
Diluted	48,771,864	47,763,713
Cash dividends paid per share of common stock	$0.895	$0.87

(1) Cleco Corporation adopted Issue 1 of EITF No. 02-3. Issue 1 requires that all gains and losses from energy trading contracts, as defined in EITF No. 98-10, be reported on the income statement on a net basis. The netting requirement reduces Cleco's gross revenue and expenses reported in the statements of income prepared after the effective date of July 15, 2002. Prior period amounts have been reclassified in order to be consistent with current reporting requirements.

News Release

CLECO CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31, 2002	December 31, 2001

Assets
Current assets
Cash and cash equivalents	$114,331	$11,938
Accounts receivable, net	77,863	72,573
Other current assets	92,687	75,120

Total current assets	284,881	159,631
Property, plant and equipment, net	1,566,155	1,224,648
Equity investment in investees	273,688	227,169
Prepayments, deferred charges and other	219,882	156,442

Total Assets	$2,344,606	$1,767,890
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Liabilities and Shareholders' Equity
Liabilities
Current liabilities
Short-term debt	$353,446	$210,398
Accounts payable	110,324	95,044
Other current liabilities	47,714	51,075

Total current liabilities	511,484	356,517
Deferred credits and other liabilities	377,205	276,642
Long-term debt, net	875,939	626,777

Total Liabilities	1,764,628	1,259,936

Shareholders' equity
Common stock	565,304	491,966
Preferred stock	17,508	15,988
Other comprehensive income	(2,834)	-

Total Shareholders' Equity	579,978	507,954

Total Liabilities and Shareholders' Equity	$2,344,606	$1,767,890
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Please note: In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances with respect to which there are many risks and uncertainties, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power's and Midstream's facilities, the financial condition of the Company's tolling agreement counterparties, the performance of the tolling agreements by such counterparties, and the other risks and uncertainties more fully described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Actual results may differ materially from those indicated in such forward-looking statements.